Exhibit 99.1
PRESS RELEASE

BRISTOW GROUP REPORTS
FOURTH QUARTER AND FULL FISCAL YEAR 2022 RESULTS

Houston, Texas
May 31, 2022
•Total revenues of $287.4 million in Q4 FY22 compared to $295.6 million in Q3 FY22
•Net loss of $4.3 million, or $(0.15) per diluted share, in Q4 FY22
•EBITDA adjusted to exclude special items and asset dispositions was $35.9 million in Q4 FY22 compared to $30.7 million in Q3 FY22
•As of March 31, 2022, unrestricted cash balance was $263.8 million with total liquidity of $318.7 million
•Amended and extended asset-based revolving credit facility (the “ABL Facility”) until 2027
•Announced acquisition of British International Helicopters Limited (“BIH”), expanding government services business
FOR IMMEDIATE RELEASE — Bristow Group Inc. (NYSE: VTOL) today reported net loss attributable to the Company of $4.3 million, or $(0.15) per diluted share, for its fiscal fourth quarter ended March 31, 2022 (“Current Quarter”) on operating revenues of $275.6 million compared to net loss attributable to the Company of $0.1 million, or $0.00 per diluted share, for the quarter ended December 31, 2021 (“Preceding Quarter”) on operating revenues of $285.0 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $26.0 million in the Current Quarter compared to $26.0 million in the Preceding Quarter. EBITDA adjusted to exclude special items and gains or losses on asset dispositions was $35.9 million in the Current Quarter compared to $30.7 million in the Preceding Quarter. The following table provides a bridge between EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding gains or losses on asset dispositions. See Reconciliation of Non-GAAP Metrics for a reconciliation of net income (loss), the most directly comparable GAAP (as defined below) measure, to EBITDA and Adjusted EBITDA (in thousands) (unaudited).

	Three Months Ended
	March 31, 2022	December 31, 2021
EBITDA	$26,044	$26,009
Special items:
Restructuring costs	$2,113	$17
PBH intangible amortization	3,062	3,060
Merger and integration costs	824	34
Reorganization items, net	43	29
Nonrecurring professional services fees	3,796	2,253
	$9,838	$5,393
Adjusted EBITDA	$35,882	$31,402
Loss (gain) on disposal of assets	41	(727)
Adjusted EBITDA excluding asset dispositions	$35,923	$30,675
“We were pleased to announce plans to acquire British International Helicopters Limited (“BIH”), expanding Bristow’s government services offering to the provision of search and rescue and personnel transportation services in the Falkland Islands and establishing an important new relationship with the British Armed Forces,” said Chris Bradshaw, President and CEO of Bristow Group. “Over the last year, Bristow’s world-leading government services business has expanded beyond the important U.K. and U.S. government contracts to also include the Netherlands, the Dutch Caribbean and now the Falkland Islands. Bristow is well-positioned to further expand our government and military services business to additional contracts in existing jurisdictions as well as new countries looking for a trusted and reliable provider of their most critical missions.”

Sequential Quarter Results
Operating revenues in the Current Quarter were $9.4 million lower compared to the Preceding Quarter. Operating revenues from oil and gas services were $5.6 million lower primarily due to lower utilization in the Americas and Africa regions, partially offset by higher revenues in the Europe region. Operating revenues from government services were consistent with the Preceding Quarter. Operating revenues from fixed wing services were $3.7 million lower primarily due to seasonality and lower utilization.
Operating expenses were $4.2 million lower in the Current Quarter primarily due to lower repairs and maintenance expenses.
General and administrative expenses were $0.7 million higher in the Current Quarter primarily due to increased compensation expense and severance costs.
Merger and integration costs were $0.8 million higher in the Current Quarter primarily due to aircraft lease return costs related to the Merger.
Restructuring costs were $2.1 million higher in the Current Quarter primarily due to severance costs in the Africa region.
There were no significant asset dispositions in the Current Quarter. During the Preceding Quarter, the Company sold one fixed wing aircraft and other equipment, resulting in gains of $0.7 million.
Other income, net of $13.0 million in the Current Quarter resulted from foreign exchange gains of $6.0 million, government grants in fixed wing services of $3.8 million, a gain on the sale of inventory of $1.9 million, insurance gains of $0.8 million and a favorable interest adjustment to the Company’s pension liability of $0.6 million. Other income, net of $4.0 million in the Preceding Quarter was primarily related to government grants in fixed wing services of $3.2 million and a favorable interest adjustment to the Company’s pension liability of $0.7 million.
Income tax expense was $3.3 million in the Current Quarter compared to income tax benefit of $1.6 million in the Preceding Quarter. The change in income tax expense in the Current Quarter was driven by the tax impact of net operating losses and valuation allowances on the Company’s net losses and the tax impact of deductible business interest expense.
Full Fiscal Year Results
Bristow reported net loss attributable to the Company of $15.8 million, or loss per diluted share of $(0.55), for the fiscal year ended March 31, 2022 (“Current Year”) on operating revenues of $1.1 billion compared to net loss attributable to the Company of $56.1 million on operating revenues of $1.1 billion for the fiscal year ended March 31, 2021 (“Prior Year”). The net loss in the Prior Year resulted in net earnings per diluted share due to the deemed contribution from conversion of preferred stock included in the income available to shareholders calculation. After the closing of the business combination between Bristow Group Inc. (prior to the business combination, “Old Bristow”) and Era Group Inc. (the "Merger") on June 11, 2020, the Prior Year includes operating results from legacy Era Group Inc. from June 11, 2020 onwards.
Operating revenues were consistent with the Prior Year. Operating revenues from oil and gas services were $20.3 million lower in the Current Year primarily due to lower utilization in the Africa and Europe regions, partially offset by the full year benefit of the Merger and higher utilization in the Americas. Operating revenues from government services were $20.7 million higher primarily due to the strengthening of the British pound sterling relative to the U.S. dollar, the benefit of the Merger and higher utilization. Operating revenues from fixed wing services were $11.6 million higher primarily due to higher utilization. Operating revenues from other services were $12.0 million lower primarily due to the end of oil and gas services in Australia and lower part sales.
Operating expenses were $21.7 million higher in the Current Year primarily due to higher fuel expenses, repairs and maintenance and insurance costs. These increases were partially offset by lower leased-in equipment expenses and personnel costs.
General and administrative expenses were $5.8 million higher in the Current Year primarily due to higher professional services fees, insurance costs and the absence of certain government grants related to fixed wing services.
Merger and integration costs, primarily consisting of professional services fees and severance costs related to the Merger, were $3.2 million in the Current Year compared to $42.8 million in the Prior Year.

Restructuring costs, primarily related to severance costs not related to the Merger, were $3.1 million in the Current Year compared to $25.8 million in the Prior Year.
Depreciation and amortization expenses were $4.9 million higher primarily due to the addition of existing assets to the depreciation and amortization calculation in the Current Year.
During the Current Year, the Company recognized a loss on impairment of $24.8 million consisting of $16.0 million related to Petroleum Air Services (“PAS”), $5.9 million related to helicopters held for sale and $2.9 million related to H225 helicopter parts inventory. During the Prior Year, the Company recognized a loss on impairment of $51.9 million related to its investment in Cougar Helicopters Inc. (“Cougar”), $18.7 million related to its investment in Líder Táxi Aéreo S.A. (“Líder”), $12.9 million related to the write down of inventory and $7.8 million related to helicopters that were held for sale.
During the Current Year, the Company sold 10 aircraft and other equipment resulting in a net gain of $1.3 million. During the Prior Year, the Company sold 54 aircraft, five of which were via sales-type leases, and other equipment resulting in cash proceeds of $67.9 million and losses of $8.2 million.
During the Current Year, the Company recognized losses of $1.7 million from its equity method investments compared to earnings of $0.4 million in the Prior Year.
Interest expense was $9.7 million lower in the Current Year primarily due to lower debt balances.
During the Prior Year, in connection with refinancing, the Company repaid existing term loans and redeemed its 7.750% senior unsecured notes due December 15, 2022 (the “7.750% Senior Notes”) and recognized a loss on extinguishment of debt of $28.5 million related to the write off of associated discount balances and early repayment fees.
During the Current Year, the Company recognized expenses of $0.6 million related to reorganization items. During the Prior Year, the Company recognized a gain of $1.6 million related to the release of the rabbi trust which held investments for the Company’s non-qualified deferred compensation plan for the Company’s former executives.
During the Current Year, the Company recognized a loss of $2.0 million on the sale of its subsidiary in Colombia.
During the Prior Year, the Company recognized a $15.4 million gain on the change in fair value of preferred stock derivative liability.
During the Prior Year, the Company recognized a bargain purchase gain of $81.1 million related to the Merger.
Other income, net of $38.5 million in the Current Year primarily consisted of government grants to fixed wing services of $12.4 million, a bankruptcy-related legal settlement of $9.0 million, net foreign exchange gains of $7.0 million, insurance gains of $5.2 million, a favorable interest adjustment to the Company’s pension liability of $2.5 million and a gain on sale of inventory of $1.9 million. Other income, net of $27.5 million in the Prior Year was primarily due to government grants to fixed wing services of $11.5 million, net foreign exchange gains of $7.5 million, a favorable interest adjustment to the Company’s pension liability of $3.8 million and insurance proceeds of $2.6 million.
Income tax expense was $11.3 million in the Current Year compared to income tax benefit of $0.4 million in the Prior Year. The change in income tax expense in the Current Year was driven by the tax impact of net operating losses and valuation allowances on the Company’s net losses, the tax impact of deductible business interest expense, tax impacts of the bankruptcy-related legal settlement and impairment losses, and tax impacts of post-bankruptcy adjustments.
Liquidity and Capital Allocation
As of March 31, 2022, the Company had $263.8 million of unrestricted cash and $54.9 million of remaining availability under its ABL Facility for total liquidity of $318.7 million.

On May 20, 2022, the Company entered into an agreement to amend its existing ABL Facility. The amendment, among other things, extends the maturity to 2027 and includes the ability to increase the total commitments by up to $35.0 million, which would result in an aggregate amount of $120.0 million.
In the Current Quarter, purchases of property and equipment were $7.8 million, and there were no cash proceeds from dispositions of property and equipment. In the Preceding Quarter, purchases of property and equipment were $5.9 million, and cash proceeds from dispositions of property and equipment were $0.7 million, resulting in net (proceeds from) purchases of property and equipment (“Net Capex”) of $5.2 million. See Adjusted Free Cash Flow Reconciliation for a reconciliation of Net Capex and Adjusted Free Cash Flow.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, June 1, 2022, to review the results for the fiscal fourth quarter ended March 31, 2022. The conference call can be accessed as follows:
All callers will need to reference the access code 3580940

Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (800) 289-0571
Outside the U.S.: Operator Assisted International Dial-In Number: (856) 344-9290
Replay
A telephone replay will be available through June 10, 2022 by dialing 888-203-1112 and utilizing the access code above. An audio replay will also be available on the Company’s website at www.bristowgroup.com shortly after the call and will be accessible through June 10, 2022. The accompanying investor presentation will be available on June 1, 2022, on Bristow’s website at www.bristowgroup.com.
For additional information concerning Bristow, contact Jennifer Whalen at InvestorRelations@bristowgroup.com, (713) 369-4636 or visit Bristow Group’s website at https://ir.bristowgroup.com/.
About Bristow Group
Bristow Group Inc. is the leading global provider of innovative and sustainable vertical flight solutions. Bristow primarily provides aviation services to a broad base of major integrated, national and independent offshore energy companies. Bristow provides commercial search and rescue (“SAR”) services in several countries and public sector SAR services in the United Kingdom (“U.K.”) on behalf of the Maritime & Coastguard Agency (“MCA”). Additionally, the Company offers ad hoc helicopter and fixed wing transportation services.
Bristow currently has customers in Australia, Brazil, Canada, Chile, the Dutch Caribbean, Guyana, India, Mexico, the Netherlands, Nigeria, Norway, Spain, Suriname, Trinidad, the U.K. and the U.S.
Forward-Looking Statements Disclosure
This press release contains “forward-looking statements.” Forward-looking statements represent Bristow Group Inc.’s (the “Company”) current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words. These statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, reflect management’s current views with respect to future events and therefore are subject to significant risks and uncertainties, both known and unknown. The Company’s actual results may vary materially from those anticipated in forward-looking statements. The Company cautions investors not to place undue reliance on any forward-looking statements.

Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based that occur after the date hereof. Risks that may affect forward-looking statements include, but are not necessarily limited to, those relating to: public health crises, such as pandemics (COVID-19) and epidemics, and any related government policies and actions; any failure to effectively manage, and receive anticipated returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions; our inability to execute our business strategy for diversification efforts related to, government services, offshore wind, and advanced air mobility; our reliance on a limited number of customers and the reduction of our customer base as a result of consolidation and/or the energy transition; the possibility that we may be unable to maintain compliance with covenants in our financing agreements; global and regional changes in the demand, supply, prices or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries (OPEC) and other producing countries; fluctuations in the demand for our services; the possibility that we may impair our long-lived assets and other assets, including inventory, property and equipment and investments in unconsolidated affiliates; the possibility of significant changes in foreign exchange rates and controls; potential effects of increased competition and the introduction of energy efficient alternative modes of transportation and solutions; the possibility that we may be unable to re-deploy our aircraft to regions with greater demand; the possibility of changes in tax and other laws and regulations and policies, including, without limitation, actions of the Biden Administration that impact oil and gas operations or favor renewable energy projects in the U.S.; the possibility that we may be unable to dispose of older aircraft through sales into the aftermarket; general economic conditions, including the capital and credit markets; the possibility that segments of our fleet may be grounded for extended periods of time or indefinitely; the existence of operating risks inherent in our business, including the possibility of declining safety performance; the possibility of political instability, war or acts of terrorism in any of the countries where we operate; the possibility that reductions in spending on aviation services by governmental agencies could lead to modifications of our search and rescue (“SAR”) contract terms with governments, our contracts with the Bureau of Safety and Environmental Enforcement (“BSEE”) or delays in receiving payments under such contracts; the effectiveness of our environmental, social and governance initiatives; the impact of supply chain disruptions and inflation and our ability to recoup rising costs in the rates we charge to our customers; and our reliance on a limited number of helicopter manufacturers and suppliers. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. We have included important factors in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022 (the “Annual Report”) which we believe over time, could cause our actual results, performance or achievements to differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. You should consider all risks and uncertainties disclosed in the Annual Report and in our filings with the United States Securities and Exchange Commission (the “SEC”), all of which are accessible on the SEC’s website at www.sec.gov.

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share amounts) (unaudited)
	Three Months Ended		Favorable/ (Unfavorable)
	March 31, 2022	December 31, 2021
Revenues:
Operating revenues	$275,582	$285,010	$(9,428)
Reimbursable revenues	11,817	10,609	1,208
Total revenues	287,399	295,619	(8,220)

Costs and expenses:
Operating expenses	217,711	221,875	4,164
Reimbursable expenses	11,694	10,561	(1,133)
General and administrative expenses	41,644	40,966	(678)
Merger and integration costs	824	34	(790)
Restructuring costs	2,113	17	(2,096)
Depreciation and amortization	16,919	17,223	304
Total costs and expenses	290,905	290,676	(229)

Gain (loss) on disposal of assets	(41)	727	(768)
Loss from unconsolidated affiliates, net	(325)	(860)	535
Operating income (loss)	(3,872)	4,810	(8,682)

Interest income	17	36	(19)
Interest expense	(10,241)	(10,230)	(11)
Reorganization items, net	(43)	(29)	(14)
Other income, net	13,023	3,969	9,054
Total other income (expense), net	2,756	(6,254)	9,010
Loss before income taxes	(1,116)	(1,444)	328
Income tax benefit (expense)	(3,260)	1,608	(4,868)
Net income (loss)	(4,376)	164	(4,540)
Net (income) loss attributable to noncontrolling interests	63	(220)	283
Net loss attributable to Bristow Group Inc.	$(4,313)	$(56)	$(4,257)

Basic loss per common share	$(0.15)	$—
Diluted loss per common share	$(0.15)	$—

Weighted average common shares outstanding, basic	28,222	28,215
Weighted average common shares outstanding, diluted	28,222	28,215

EBITDA	$26,044	$26,009	$35
Adjusted EBITDA	$35,882	$31,402	$4,480
Adjusted EBITDA excluding asset dispositions	$35,923	$30,675	$5,248

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)
	Fiscal Year Ending March 31,		Favorable (Unfavorable)
	2022	2021
Revenues:
Operating revenues	$1,139,063	$1,139,024	$39
Reimbursable revenues	46,141	39,038	7,103
Total revenues	1,185,204	1,178,062	7,142

Costs and expenses:
Operating expenses	872,857	851,173	(21,684)
Reimbursable expenses	45,557	38,789	(6,768)
General and administrative	159,062	153,270	(5,792)
Merger and integration costs	3,240	42,842	39,602
Restructuring costs	3,098	25,773	22,675
Depreciation and amortization	74,981	70,078	(4,903)
Total costs and expenses	1,158,795	1,181,925	23,130

Loss on impairment	(24,835)	(91,260)	66,425
Gain (loss) on disposal of assets	1,347	(8,199)	9,546
Earnings (loss) from unconsolidated affiliates, net	(1,738)	426	(2,164)
Operating income (loss)	1,183	(102,896)	104,079

Interest income	161	1,293	(1,132)
Interest expense	(41,521)	(51,259)	9,738
Loss on extinguishment of debt	(124)	(29,359)	29,235
Reorganization items, net	(621)	1,577	(2,198)
Loss on sale of subsidiaries	(2,002)	—	(2,002)
Change in fair value of preferred stock derivative liability	—	15,416	(15,416)
Bargain purchase gain	—	81,093	(81,093)
Other income, net	38,505	27,495	11,010
Total other income (expense), net	(5,602)	46,256	(51,858)
Loss before income taxes	(4,419)	(56,640)	52,221
Income tax benefit (expense)	(11,294)	355	(11,649)
Net loss	(15,713)	(56,285)	40,572
Net (income) loss attributable to noncontrolling interests	(78)	191	(269)
Net loss attributable to Bristow Group Inc.	$(15,791)	$(56,094)	$40,303

Basic income (loss) per common share	$(0.55)	$3.12
Diluted income (loss) per common share	$(0.55)	$2.32

Weighted average common shares outstanding, basic(1)	28,533	24,601
Weighted average common shares outstanding, diluted(1)	28,533	31,676

EBITDA	$112,083	$64,697	$47,386
Adjusted EBITDA	$152,452	$168,932	$(16,480)
Adjusted EBITDA excluding asset dispositions	$151,105	$177,131	$(26,026)

___________________________
(1) For the fiscal year ended March 31, 2021, the earnings per share and weighted average number of common shares outstanding, basic and diluted, take into account the conversion ratio applied to Old Bristow shares upon close of the Merger.

BRISTOW GROUP INC. REVENUES BY LINE OF SERVICE (in thousands) (unaudited)
	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Oil and gas services:
Europe	$89,234	$88,278	$93,420	$99,901
Americas	86,249	91,834	84,207	75,192
Africa	13,837	14,822	16,054	14,692
Total oil and gas	189,320	194,934	193,681	189,785
Government services	66,239	66,435	69,742	70,443
Fixed wing services	16,806	20,509	23,501	24,556
Other	3,217	3,132	3,196	3,567
	$275,582	$285,010	$290,120	$288,351

FLIGHT HOURS BY LINE OF SERVICE (unaudited)
	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Oil and gas:
Europe	10,677	10,701	11,189	11,833
Americas	10,244	11,263	10,376	8,777
Africa	1,769	1,935	2,258	2,078
Total oil and gas	22,690	23,899	23,823	22,688
Government services	3,542	3,581	4,212	3,925
Fixed wing services	2,859	3,428	3,687	3,721
Other (1)	—	—	—	9
	29,091	30,908	31,722	30,343
(1)Does not include hours flown by helicopters on third party leasing contracts

BRISTOW GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)
	March 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$266,014	$231,079
Accounts receivable	203,771	215,620
Inventories	81,674	92,180
Assets held for sale	59	14,750
Prepaid expenses and other current assets	28,367	32,119
Total current assets	579,885	585,748
Property and equipment	1,092,140	1,090,094
Accumulated depreciation	(149,532)	(85,535)
Property and equipment, net	942,608	1,004,559
Investment in unconsolidated affiliates	17,585	37,530
Right-of-use assets	193,505	246,667
Other assets	90,696	117,766
Total assets	$1,824,279	$1,992,270
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,497	$69,542
Accrued liabilities	211,499	219,613
Short-term borrowings and current maturities of long-term debt	12,759	15,965
Total current liabilities	287,755	305,120
Long-term debt, less current maturities	512,909	527,528
Deferred taxes	39,811	42,430
Long-term operating lease liabilities	125,441	167,718
Deferred credits and other liabilities	22,995	50,831
Total liabilities	988,911	1,093,627

Redeemable noncontrolling interests	—	1,572

Stockholders’ equity:
Common stock	303	303
Additional paid-in capital	699,401	687,715
Retained earnings	211,220	227,011
Treasury shares, at cost	(51,659)	(10,501)
Accumulated other comprehensive income	(23,450)	(6,915)
Total Bristow Group Inc. stockholders’ equity	835,815	897,613
Noncontrolling interests	(447)	(542)
Total stockholders’ equity	835,368	897,071
Total liabilities stockholders’ equity	$1,824,279	$1,992,270

Reconciliation of Non-GAAP Metrics
The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. Each of these measures, as well as Free Cash Flow, Adjusted Free Cash Flow and Net Capex, each as detailed below, have limitations, and are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in the Company's financial statements prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”) (including the notes), included in the Company's filings with the SEC and posted on the Company's website. EBITDA is defined as Earnings before Interest expense, Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occurred during the reported period, as noted below. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Management believes that the use of EBITDA and Adjusted EBITDA is meaningful to investors because it provides information with respect to the Company's ability to meet its future debt service, capital expenditures and working capital requirements and the financial performance of the Company's assets without regard to financing methods, capital structure or historical cost basis. Neither EBITDA nor Adjusted EBITDA is a recognized term under GAAP. Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following tables provide a reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands) (unaudited).

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Net income (loss)	$(4,376)	$164	$2,710	$(14,211)
Depreciation and amortization	16,919	17,223	17,644	23,195
Interest expense	10,241	10,230	10,426	10,624
Income tax expense (benefit)	3,260	(1,608)	14,484	(4,842)
EBITDA	$26,044	$26,009	$45,264	$14,766
Special items (1)	9,838	5,393	(554)	25,692
Adjusted EBITDA	$35,882	$31,402	$44,710	$40,458
Loss (gain) on disposal of assets	41	(727)	(162)	(499)
Adjusted EBITDA excluding asset dispositions	$35,923	$30,675	$44,548	$39,959
(1)  Special items include the following:

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Restructuring costs	$2,113	$17	$117	$851
Loss on impairment	—	—	2,901	21,934
PBH intangible amortization	3,062	3,060	3,060	2,846
Merger and integration costs	824	34	647	1,735
Government grants(2)	—	—	(222)	(390)
Early extinguishment of debt fees	—	—	124	—
Reorganization items, net	43	29	103	446
Insurance related proceeds, net	—	—	899	(3,732)
Loss on sale of subsidiaries	—	—	—	2,002
Nonrecurring professional services fees	3,796	2,253	817	—
Bankruptcy-related settlement	—	—	(9,000)	—
	$9,838	$5,393	$(554)	$25,692
__________________________
2)  COVID-19 related government relief grants

Full Year Reconciliation of Non-GAAP Metrics

The following tables provide a reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands) (unaudited).

	Fiscal Year Ending March 31,
	2022		2021
Net loss	(15,713)		(56,285)
Depreciation and amortization	74,981		70,078
Interest expense	41,521		51,259
Income tax expense (benefit)	11,294		(355)
EBITDA	$112,083		$64,697
Special items (1)	40,369		104,235
Adjusted EBITDA	$152,452		$168,932
Loss (gain) on disposal of assets	(1,347)	—	8,199
Adjusted EBITDA excluding asset dispositions	$151,105		$177,131
(1)  Special items include the following:

	Fiscal Year Ending March 31,
	2022	2021
Restructuring costs	$3,098	$25,773
Loss on impairment	24,835	91,260
PBH intangible amortization	12,028	20,386
Merger and integration costs	3,240	42,842
Government grants (2)	(612)	(5,412)
Early extinguishment of debt fees	124	29,359
Reorganization items, net	621	(850)
Insurance related proceeds, net	(2,833)	(2,614)
Loss on sale of subsidiaries	2,002	—
Nonrecurring professional services fees	6,866	—
Bankruptcy-related settlement	(9,000)	—
Change in fair value of preferred stock derivative liability	—	(15,416)
Bargain purchase gain	—	(81,093)
	$40,369	$104,235
___________________________
(2)  COVID-19 related government relief grants

Pro Forma FY2021 Reconciliation
Pro Forma EBITDA and Pro Forma Adjusted EBITDA reflect EBITDA and Adjusted EBITDA of Old Bristow and Era Group Inc. before the Merger for the period beginning April 1, 2020 through June 11, 2020, plus EBITDA and Adjusted EBITDA for the post-Merger period through March 31, 2021. The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Pro Forma EBITDA and Pro Forma Adjusted EBITDA for the twelve months ended March 31, 2021 (in thousands) (unaudited).

	Old Bristow	Era Group Inc.	Legacy Era	Bristow Group Inc.	Pro Forma
	April 1, 2020 - June 30, 2020	April 1, 2020 - June 11, 2020	June 12 - 30, 2020	July 1, 2020 - March 31, 2021	LTM March 31, 2021
Net income (loss)	$75,708	$(18,059)	$(4,305)	$(127,689)	$(74,345)
Depreciation and amortization	15,914	7,818	443	53,722	77,897
Interest expense	11,754	(402)	749	38,756	50,857
Income tax expense (benefit)	(3,798)	2,650	508	2,933	2,293
EBITDA	$99,578	$(7,993)	$(2,605)	$(32,278)	$56,702
Special items (1)	(49,446)	13,743	2,502	151,176	117,975
Adjusted EBITDA	$50,132	$5,750	$(103)	$118,898	$174,677
(Gains) losses on asset dispositions, net	(5,527)	141	5	13,721	8,340
Adjusted EBITDA excluding asset dispositions	$44,605	$5,891	$(98)	$132,619	$183,017
(1) Special items include the following:

	Old Bristow	Era Group Inc.	Legacy Era	Bristow Group Inc.	Pro Forma
	April 1, 2020 - June 30, 2020	April 1, 2020 - June 11, 2020	June 12 - 30, 2020	July 1, 2020 - March 31, 2021	LTM March 31, 2021
Loss on impairment	$19,233	$—	$—	$72,027	$91,260
Merger and integration costs	15,103	13,575	2,317	25,422	56,417
PBH intangible amortization	4,951	168	185	15,249	20,553
Reorganization items, net	250	—	—	(1,101)	(851)
Restructuring costs	3,011	—	—	22,760	25,771
Early extinguishment of debt fees	615	—	—	28,744	29,359
Government grants(2)	(1,760)	—	—	(3,651)	(5,411)
Bargain purchase gain	(75,433)	—	—	(5,660)	(81,093)
Change in fair value of preferred stock derivative liability	(15,416)	—	—	—	(15,416)
Insurance related proceeds, net	—	—	—	(2,614)	(2,614)
	$(49,446)	$13,743	$2,502	$151,176	$117,975
___________________________
(2)  COVID-19 related government relief grants

Adjusted Free Cash Flow Reconciliation
Free Cash Flow represents the Company’s net cash provided by operating activities plus proceeds from disposition of property and equipment, less expenditures related to purchases of property and equipment. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude certain nonrecurring professional services fees, government grants related to the Company’s fixed wing services, other costs paid in relation to the merger between Era Group Inc. (“Era”) and Bristow Group Inc. (prior to such merger, “Old Bristow”) which was completed in June 2020 (the “Merger”), and the implementation of fresh-start accounting and the voluntary petitions filed by Old Bristow and certain of its subsidiaries on May 11, 2019, in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division seeking relief under Chapter 11 of Title 11 of the U.S. Code (the “Chapter 11 Cases”). Management believes that Free Cash Flow and Adjusted Free Cash Flow are meaningful to investors because they provide information with respect to the Company’s ability to generate cash from the business. The GAAP measure most directly comparable to Free Cash Flow and Adjusted Free Cash Flow is net cash provided by operating activities. Since neither Free Cash Flow nor Adjusted Free Cash Flow is a recognized term under GAAP, they should not be used as an indicator of, or an alternative to, net cash provided by operating activities. Investors should note numerous methods may exist for calculating a company's free cash flow. As a result, the method used by management to calculate Free Cash Flow and Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow. As such, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (in thousands) (unaudited).

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Net cash provided by operating activities	$5,577	$45,083	$36,753	$36,441
Plus: Proceeds from disposition of property and equipment	—	740	3,188	10,621
Less: Purchases of property and equipment	(7,842)	(5,920)	(14,338)	(2,968)
Free Cash Flow	$(2,265)	$39,903	$25,603	$44,094
Plus: Restructuring costs	—	92	178	706
Plus: Merger and integration costs	851	8	2,212	1,853
Plus: Reorganization items, net	29	108	244	—
Plus: Nonrecurring professional services fees	819	1,764	—	—
Less: Bankruptcy-related settlement	—	—	(9,000)	—
Less: Government grants	—	(61)	(161)	(343)
Adjusted Free Cash Flow	$(566)	$41,814	$19,076	$46,310
Net (proceeds from)/purchases of property and equipment (“Net Capex”)	7,842	5,180	11,150	(7,653)
Adjusted Free Cash Flow excluding Net Capex	$7,276	$46,994	$30,226	$38,657

BRISTOW GROUP INC. FLEET COUNT (unaudited)
	Number of Aircraft
Type	Owned Aircraft	Leased Aircraft	Aircraft Held For Sale	Consolidated Aircraft	Max Pass. Capacity	Average Age (years)(1)
Heavy Helicopters:
S-92	39	27	—	66	19	12
H225	—	—	2	2	19	11
AW189	17	1	—	18	16	6
	56	28	2	86
Medium Helicopters:
AW139	51	6	—	57	12	11
S-76 C+/C++	16	—	—	16	12	14
S-76D	8	—	—	8	12	8
B212	2	—	—	2	12	40
	77	6	—	83
Light—Twin Engine Helicopters:
AW109	4	—	—	4	7	15
EC135	10	—	—	10	6	13
	14	—	—	14
Light—Single Engine Helicopters:
AS350	17	—	—	17	4	24
AW119	13	—	—	13	7	15
	30	—	—	30

Total Helicopters	177	34	2	213		13
Fixed wing	6	8	—	14
UAV	—	2	—	2
Total Fleet	183	44	2	229
_____________
(1)Reflects the average age of helicopters that are owned.
The chart below presents the number of aircraft in our fleet and their distribution among the regions in which we operate as of March 31, 2022 and the percentage of operating revenue that each of our regions provided during the Current Quarter (unaudited).

	Percentage of Current Quarter Operating Revenue
						UAV	Fixed Wing
		Heavy	Medium	Light Twin	Light Single			Total
Europe	56%	62	12	—	3	2	—	79
Americas	32%	20	56	14	27	—	—	117
Asia Pacific	6%	—	1	—	—	—	12	13
Africa	6%	4	14	—	—	—	2	20
Total	100%	86	83	14	30	2	14	229